UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 7, 2012
Date of Report (Date of earliest event reported)

TAPIMMUNE INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27239	88-0277072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Eastlake Avenue East, Suite 100, Seattle, WA	98102
(Address of principal executive offices)	(Zip Code)

(206) 504-7278
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 7, 2012, we entered into an agreement to issue a debenture to an investor in exchange for up to $350,000.  The debenture is in the amount of $390,000, and carries up to $40,000 of original issue discount.  We received $92,000 on August 8, 2012 and are required to repay all amounts due under the debenture by the one-year anniversary thereof (the “Maturity Date”).  The Lender may chose to pay the remaining $250,000.  The original issue discount to be paid shall be pro-rated if the Lender provides less than $350,000.  All amounts lent are due on the Maturity Date.  If after three months from the date of the first loan any principal is unpaid, interest of 5% shall be applied to the principal sum, which is due in addition to the original issue discount.

The lender has the right, at any time after the date of the first loan, at its election, to convert all or part of the outstanding and unpaid principal sum and accrued interest (and any other fees) into fully paid and non-assessable shares of our common stock in an amount equal to the dollar conversion amount divided by the conversion price.

The conversion price is the lesser of $0.09 or 70% of the lowest trade price in the 25 trading days prior to the conversion (in the case that conversion shares are not deliverable by DWAC, an additional 5% discount will apply; and if the shares are chilled for deposit into the DTC system and only eligible for Xclearing deposit an additional 7.5% discount shall apply).  Unless otherwise agreed in writing by both parties, at no time will the lender convert any amount of the debenture into common stock that would result in the Lender owning more than 4.99% of the common stock outstanding.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02                       Unregistered Sale of Equity Securities

The information provided in Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02.

The debenture was issued to an investor relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.
Date: August 20, 2012	By: /s/ Glynn Wilson Name: Glynn Wilson Title: Chairman and CEO